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    As filed with the Securities and Exchange Commission on August 11, 2000

                                                      Registration No. 811-



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



                            READINGTON HOLDINGS, INC.
                                     (Name)

                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))

                                  609-282-2800
                    (Telephone Number (including Area Code))

                                 TERRY K. GLENN
                          C/O READINGTON HOLDINGS, INC.
                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536
                         MAILING ADDRESS: P.O. BOX 9011
                        PRINCETON, NEW JERSEY 08543-9011
               (Name and Address of Agent for Service of Process)



Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                                               YES /X/   NO / /
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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in the City of Princeton and State of New Jersey on the 11th day of August, 2000.


                                            Readington Holdings, Inc.

                                            By: /s/ Phillip Gillespie
                                               -----------------------
                                                 Name: Phillip Gillespie
                                                 Title: Secretary






Attest:/s/ Patrick Maldari
       -----------------------
        Name: Patrick Maldari
        Title: Vice President